UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2006

Behringer Harvard REIT I, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51293	68-0509956
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1605
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

The following is a supplement to the prospectus of Behringer Harvard REIT I, Inc. dated February 22, 2006:

SUPPLEMENTAL INFORMATION - The prospectus of Behringer Harvard REIT I, Inc. consists of the prospectus dated February 11, 2005, Supplement No. 1 dated May 17, 2005, Supplement No. 2 dated August 17, 2005, Supplement No. 3 dated November 9, 2005, and this Supplement No. 4 dated February 22, 2006.

BEHRINGER HARVARD REIT I, INC.
SUPPLEMENT NO. 4 DATED FEBRUARY 22, 2006
TO THE PROSPECTUS DATED FEBRUARY 11, 2005

This document supplements, and should be read in conjunction with, the prospectus of Behringer Harvard REIT I, Inc. dated February 11, 2005, as supplemented by Supplement No. 1 dated May 17, 2005, Supplement No. 2 dated August 17, 2005 and Supplement No. 3 dated November 9, 2005. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)   the status of the offering of shares in Behringer Harvard REIT I; and

(2)	revisions to the “Suitability Standards” section of the prospectus to revise the suitability standards required of, and investment limitations imposed upon, investors residing in the State of Ohio.

Status of the Offering

We commenced the second public offering of shares of our common stock on February 11, 2005. We have accepted investors’ subscriptions to this offering received through February 10, 2006 and issued approximately 71,397,000 shares of our common stock resulting in aggregate gross proceeds of approximately $657.4 million.

Suitability Standards

The following information should be read in conjunction with the “Suitability Standards” section beginning on page 1 of the prospectus:

Effective as of March 15, 2006, the suitability standards applicable to residents of Ohio have been revised. To invest, these persons must have either (1) a liquid net worth of at least $250,000 or (2) net annual income of $70,000 and a net worth of at least $70,000. The requirement that residents of the State of Ohio have a liquid net worth of at least ten times their investment in our shares continues to apply as well.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD REIT I, INC.

Dated: February 22, 2006	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President - Corporate Development & Legal